Exhibit 10.1

WARNER MUSIC INC.

75 Rockefeller Plaza

New York, New York 10019

February 7, 2007 As of January 1, 2007

Alex Zubillaga

c/o Warner Music Group

75 Rockefeller Plaza

New York, NY 10019

Dear Alex:

Please refer to the employment agreement between Warner Music Inc. (“Company”) and you dated November 4, 2005 (the “Agreement”).

This letter, when countersigned, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1. Paragraph 2 of the Agreement is hereby amended to read as follows: “The term of this Agreement shall be August 8, 2005 through February 28, 2010, unless sooner terminated in accordance herewith (the “Term”).”

2. Paragraph 3(a) of the Agreement is hereby amended to provide that Company shall pay you salary at the rate of $750,000 per annum commencing with the 2007 fiscal year during the Term, subject to such increases as the Board of Directors may in its discretion determine; provided however that this provision shall not be interpreted to imply any intention of the Company to grant any such increases.

3. Paragraph 3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“With respect to each fiscal year of the Term commencing with the 2007 fiscal year, Company shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such year) (the “Annual Bonus”). The amount of each annual bonus shall be determined by Company at its sole discretion; provided, that, your Target bonus for each fiscal year of the Term shall be $900,000, subject to such increases as the Board of Directors may in its discretion determine; provided however that this provision shall not be interpreted to imply any intention of the Company to grant any such increases, (or a pro rata portion of such amount for a portion of a year), based on the strength of your performance and on the performance of Company. The amount of each annual bonus awarded to you may be higher or lower than the Target amount, and shall be determined by Company using criteria consistent with the criteria used in determining the annual bonuses of other senior corporate executives of Company (i.e., the officers reporting directly to the Chairman and CEO of Company (other than the Chairman of the US recorded music operations of the Warner Recorded Music Business)).”

4. Paragraph 12(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e) “Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of (I) $750,000 (representing one year of salary) and (II) $900,000 (representing one year of target bonus), and (III) an amount equal to $900,000 multiplied by a fraction, the numerator of which is the number of days in the period beginning on the first day of the fiscal year in which your termination occurs and ending on the date of your termination, and the denominator of which is 365.”

5. Paragraph 14 of the Agreement is hereby redesignated Paragraph 15 (with the following paragraphs renumbered accordingly) and the following Paragraph 14 shall be added:

“Non-Solicitation: While you are employed by Company and for a period of one year after your employment with Company ends for any reason, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, and (b) solicit any of the Company’s employees to leave their employment.”

6. The Agreement is hereby amended to provide that in the event that your employment is terminated by the Company for any reason or is terminated by you for Good Reason, then the Term shall terminate as of the effective date of any such termination of your employment.

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this agreement to Company.

WARNER MUSIC INC.

By:	/s/ Paul M. Robinson

Accepted and Agreed:

/s/ Alex Zubillaga
Alex Zubillaga